FOR IMMEDIATE RELEASE

Ferro Files 2004 Form 10-K

•	Restatement process completed

•	Restatement confirms magnitude of estimated adjustments

•	Company receives notice of default but believes previously-announced credit facility will provide adequate liquidity

CLEVELAND, Ohio – April 3, 2006 — Ferro Corporation (NYSE:FOE) announced today that it has completed the restatement of its 2003 and first quarter 2004 financial statements and filed its 2004 Annual Report on Form 10-K.

The restatement reflects the correction of certain irregular accounting entries and correction of accounting mistakes and errors identified during the previously-announced independent investigation and the exhaustive restatement process. The total adjustments for accounting irregularities, mistakes and errors for the year ended December 31, 2003 and the quarter ended March 31, 2004 were $10.1 million, net of taxes, compared with the Company’s January 2005 estimate of $10.0 million.

In connection with the filing of the Form 10-K, management assessed the effectiveness of the Company’s internal controls over financial reporting and concluded that such controls were not effective as of December 31, 2004, an assessment with which the Company’s independent registered public accounting firm, KPMG LLP, agreed.

The Company announced on March 30, 2006, that it had executed a commitment letter for a $700 million secured credit facility (the “New Credit Facility”) from National City Bank and Credit Suisse and also received waivers of certain loan covenants dealing with timely filing of required financial information under the existing credit facility. After the close of business on March 30, 2006 and release of the announcement of the New Credit Facility, the Company received from the $15 million holder of a $25 million series of notes a notice of default that recited the Company’s failure to timely file required financial information. Under the terms of the indenture governing the notes, the Company has 90 days to cure the default. If the Company fails to cure the default within the 90-day period, the holder will be entitled to accelerate payment and cause a cross default of other indebtedness. Whether or not a default is triggered, however, management plans to enter into the New Credit Facility and continue its asset securitization program so that it will be in a position to repay any indebtedness that may be accelerated and prepay or redeem such other indebtedness as circumstances may warrant.

In light of the default notice the Company received on March 30, 2006, KPMG stated in its opinion that “the Company faces certain liquidity uncertainties that raise substantial doubts about [Ferro’s] ability to continue as a going concern.” The Company believes, however, that the New Credit Facility will provide the Company adequate liquidity to meet its anticipated operational needs and provide assurance of financing in the event of any accelerated refunding of existing long-term debt.

Commenting on the Company’s liquidity, James F. Kirsch, President and Chief Executive Officer, said, “I am confident that we have, and going forward we will continue to have, the financial wherewithal we need to accomplish our path forward to a stronger, more profitable Ferro.”

Finally, the Company announced that, with this filing, Ferro’s common stock will continue to be listed on the New York Stock Exchange.

“We are pleased that we have now completed what has been a complex process,” said Mr. Kirsch, “We want to extend thanks to the many Ferro employees and to our external auditors who worked diligently to finish the restatement. We also offer our gratitude to Ferro shareholders for their continued patience during an extended period when we could not provide our normal level of communication about Company results. As we move forward, we are committed to accurate and timely disclosure and transparency in reporting our financial performance.”

With the restatement complete, the Company and its external auditors will now focus on completing the remaining delayed SEC filings that were dependent upon the completion of the 2004 Form 10-K. The Company is in the process of preparing its Quarterly Reports on Form 10-Q for the quarters ending June 30 and September 30, 2004 and anticipates filing these reports in the next several weeks. The Company also is commencing preparation of its 2005 Annual Report on Form 10-K and Quarterly Reports on Form10-Q, which are expected to be filed by the end of the third quarter this year. The Company will begin to make available estimates of quarterly financial results during the second quarter.

The details for all the changes associated with the restatement are provided and discussed in the Company’s 2004 Annual Report on Form 10-K. The 2004 Form 10-K and other SEC filings can be accessed via the Investor Information link on the Company’s website at www.ferro.com.

About Ferro Corporation

Ferro is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit www.ferro.com or contact David Longfellow at 216-875-7155.

Cautionary Note on Forward-Looking Statements

The foregoing discussion may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	- Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	- Changes in customer requirements, markets or industries Ferro serves;

•	- Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	- Escalation in the cost of providing employee health care and pension benefits;

•	- Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	- The ability of the Company to successfully negotiate, execute and deliver definitive documentation with respect to the New Credit Facility or otherwise obtain financing needed to repay any indebtedness that may be accelerated by events of default and prepay or redeem other indebtedness;

•	- Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	- The ultimate outcome of class action lawsuits filed against the Company; and

•	- The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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